EXHIBIT 99.1

Investor Relations Contact:

Media Contact:

Jennifer Larson

Jessica Paar

(617) 368-5152

(617) 368-5060

BOSTON BEER INCREASES EXPENDITURE LIMIT

FOR STOCK REPURCHASE PROGRAM

BOSTON, MA (5/13/15) – At a special meeting of the Board of Directors of The Boston Beer Company, Inc. (NYSE: SAM) held on May 8, 2015, the Board voted to increase the aggregate expenditure limit for the Company’s Stock Repurchase Program by $50.0 million, thereby increasing the limit from $350.0 million to $400.0 million. Shares of the Company’s Class A Common Stock will be repurchased pursuant to a Rule 10b5-1 purchase plan.

As of May 8, 2015, the Company had approximately $28.3 million remaining on the $350.0 million stock repurchase expenditure limit set by the Board of Directors.

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.